EXHIBIT 12.  STATEMENT RE:  COMPUTATION OF RATIO OF
                      EARNINGS TO FIXED CHARGES


                                                 Years Ended December 31,
                                    ---------------------------------------

                                 1995     1994     1993      1992    1991
                                 ----     ----     ----      ----    ----

   Consolidated Pretax
   Income
     From Continuing
   Operations
     Before Changes in
     Accounting Principles    $1,765.6  $1,698.6  $ 662.8   $1,193.5  $1,626.3

   Interest from Continuing
     Operations                  324.6     129.2     96.1      108.4      87.1

   Less Interest Capitalized
     During the Period from
     Continuing Operations       (38.3)   (25.4)    (25.5)     (35.2)   (48.1)
                                  -----    -----     -----      -----    -----
   Earnings                   $2,051.9  $1,802.4  $ 733.4   $1,266.7 $1,665.3
                               =======   =======   ======    =======  =======

   Fixed Charges:

   Interest Expense from
     Continuing Operations     $324.6   $  129.2  $  96.1    $ 108.4   $ 87.1
                                =====    =======   ======     ======    =====
   Ratio of Earnings to
     Fixed Charges                6.3       14.0      7.6       11.7     19.1
                                =====    =======   ======     ======    =====